[LOGO OF HINES HORTICULTURE]

INVESTOR CONTACT:

Claudia Pieropan

Chief Financial Officer

(949) 936-8122

www.hineshorticulture.com

HINES HORTICULTURE, INC. ANNOUNCES PRICING OF DEBT OFFERING

Irvine, California – September 23, 2003 – Hines Horticulture, Inc. (NASDAQ: HORT) announced today that its wholly-owned subsidiary Hines Nurseries, Inc. (“Hines Nurseries”) has priced at par an offering of $175 million principal amount of 10.25% senior notes due 2011, with interest paid semiannually. Hines expects the offering to close on September 30, 2003. The notes were offered within the United States only to qualified institutional investors pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to persons outside the United States in compliance with Regulation S under the Securities Act.

Hines Horticulture stated that Hines Nurseries intends to use the net proceeds from the notes, together with borrowings under an expected new credit facility, to repay in full all borrowings under Hines Nurseries’ existing credit facility and to redeem all of Hines Nurseries’ outstanding 12.75% senior subordinated notes due 2005.

The securities have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About Hines Horticulture

Hines Horticulture is a leading operator of commercial nurseries in North America, producing one of the broadest assortments of container grown plants in the industry. Hines Horticulture sells nursery products primarily to the retail segment, which includes premium independent garden centers, as well as leading home centers and mass merchandisers, such as Home Depot, Lowe’s and Wal-Mart.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Hines Horticulture to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Among the important factors or risks that could cause actual results or events to differ materially from those in the forward-looking statements in this release include the fact that the closing of the senior notes offering is subject to certain customary conditions and if the closing does not occur because the conditions are not satisfied or for any other reason, Hines will not receive the proceeds from the offering or be able to use those proceeds for the purposes described above. Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is publicly available in Hines Horticulture’s filings with the Securities and Exchange Commission, including Hines Horticulture’s annual report on Form 10-K for the year ended December 31, 2002, quarterly report on Form 10-Q for the quarter ended March 31, 2003 and quarterly report on Form 10-Q for the quarter ended June 30, 2003.

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